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                                                                     EXHIBIT 4.2

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the "Agreement") is made and entered into as of January 25, 2000, by and among GENOMIC SOLUTIONS INC., a Delaware corporation (the "Company"), those stockholders of the Company who execute a counterpart signature page (each of whom is referred to herein individually as a "Stockholder" and collectively as the "Stockholders"), the Warrantholders (as defined below) and solely for the purposes of Section 1.3 of this Agreement, Jeffrey S. Williams ("Williams"). This Agreement amends and restates the Shareholders Agreement dated as of December 24, 1997, entered into by and among the Company and certain of its stockholders and warrantholders, as amended (the "Original Stockholders Agreement").

                                    RECITALS:

         A. The Original Stockholders Agreement provided for certain rights, privileges and restrictions applicable to the Company's Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and common stock (the "Common Stock") held by stockholders who executed and delivered the Original Stockholders Agreement. In addition, the Original Stockholders Agreement provided for and accommodated certain rights, privileges and restrictions with respect to warrants for Common Stock (the "Warrants") that were issued in connection with certain Business Loan Agreements dated April 23, 1999, and October 28, 1999, respectively, between the Company and the Warrantholders. The holders of the Warrants are referred to individually as a "Warrantholder" and collectively, as the "Warrantholders".

         B. The Company has authorized and issued a new series of preferred stock, the Series P Preferred Stock, to PerkinElmer, Inc. ("PerkinElmer") pursuant to the terms of an Investment Agreement, dated December 14, 1999 between PerkinElmer and the Company (the "Investment Agreement"). The Investment Agreement grants PerkinElmer an option to acquire such number of shares of Series P Preferred Stock so that PerkinElmer would hold 19.9% (on a fully diluted basis) of the outstanding capital stock of the Company.

         C. PerkinElmer has entered into securities purchase agreements (each a "Purchase Agreement" and collectively, the "Purchase Agreements") with at least _______ % of the Company's equity holders whereby PerkinElmer has an option to acquire from such holders all of the equity securities of the Company held by such holders.

         D. The holder of the Series M Preferred Stock was not a party to the Original Stockholders Agreement.

         E. To consolidate the rights of the existing preferred holders and to provide for and accommodate certain rights, privileges and restrictions with respect to the Series P Preferred Stock and to provide for, restate and in some instances modify certain rights,



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privileges and restrictions with respect to the Series M Preferred Stock, which were previously contained in the Series M Preferred Stock Purchase Agreement between B.I. Systems Corporation and Millipore Corporation, dated as of May 1997, as amended as of April 23, 1999, and October 28, 1999, the Company and the Stockholders desire to enter into this Agreement to amend and restate the Original Stockholders Agreement.

         F. This Agreement is be read in conjunction with those rights, preferences, privileges and restrictions granted and imposed on all classes of the Company's stock which are established by the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Certificate"), the Investment Agreement and the Purchase Agreements. To the extent that any provision of this Agreement is inconsistent with any agreement heretofore executed, except the Certificate, the Investment Agreement and the Purchase Agreements, this Agreement shall be deemed controlling.

         NOW THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Company, the Stockholders, the Warrantholders and, for purposes of Section 13, Williams, agree as follows:

SECTION 1.        RIGHT OF FIRST OFFER AND COVENANTS OF THE COMPANY.

         1.1      Right of First Offer.

                  (a) Subject to the terms and conditions specified in this
         Section 1.1, the Company hereby grants to each holder of Series B, Series M, Series C, Series D, or Series P Preferred Stock (each a "Preferred Stockholder", and collectively, the "Preferred Stockholders") and to each Warrantholder a right to participate in future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 1.1 and Section 1.4, Preferred Stockholder or Warrantholder includes any partners or retired partners, and designated affiliated purchasers ("Designees"), including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Series B, Series M, Series C, Series D or Series P Preferred Stock or Warrants, or Common Stock issued upon conversion or exercise thereof, by gift, will or intestate succession of a Preferred Stockholder or a Warrantholder. A Preferred Stockholder or Warrantholder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Designees in such proportions as it deems appropriate.

                  (b) Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of a portion of such Shares (as determined in subsection (2) below) to each Preferred Stockholder and each Warrantholder in accordance with the following provisions:



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                      (1) The Company shall deliver a written notice ("Notice")
                  to the Preferred Stockholders and Warrantholders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                      (2) Within 20 calendar days after the Notice is sent, any
                  Preferred Stockholder and any Warrantholder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion (such proportion is referred to herein as a Preferred Stockholder's or Warrantholder's "Proportion") that the number of shares of Common Stock held by such Preferred Stockholder or Warrantholder (treating preferred stock as if fully converted to Common Stock and Warrants as if fully exercised for Common Stock) bears to the total number of shares of Common Stock of the Company then outstanding (assuming for such calculation any shares issuable upon conversion of any capital stock convertible into or exchangeable for Common Stock).

                      (3) The Company may, during the 10-day period following
                  the expiration of the 20-day period provided in subsection (2) hereof, offer the portion of such Shares which the Preferred Stockholders and Warrantholders have not elected to purchase to any person or persons at a price not less than the price, and upon terms no more favorable to the offeree than the terms, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within 90 days of the expiration of such 10-day period, or if such agreement is not consummated within 120 days following the expiration of such 10-day period, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Preferred Stockholders and the Warrantholders in accordance herewith.

                      (4) The right of first offer in this Section 1.1 shall not be applicable (i) to the issuance or sale of shares of Common Stock (as adjusted to reflect any stock splits, combinations or other events involving the Common Stock) to employees, consultants or members of the Company's Board of Directors (the "Board") pursuant to employee or director stock plans which are approved in writing by the Board, (ii) to the Public Offering (as defined in Section 2.15 hereof) or to any offering of Shares after consummation of the Public Offering,
                  (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities of the Company, (iv) to any Common Stock issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series M Preferred Stock, Series P Preferred Stock or other series of preferred stock issued pursuant to the Certificate or the Warrants, (v) to securities issued in connection with any acquisition



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                  or business combination transaction approved by the Board, or
                  (vi) to securities issued in connection with equipment lease financings or other financings with commercial lenders or in strategic transactions involving the Company and other entities including joint ventures or marketing, distribution or development arrangements, in each case provided that any issuance pursuant to subsection (vi) has been approved by the Board.

         1.2      Covenants.

                  (a) Prior Consent. Without the prior consent of the holders of no less than 66 2/3% of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as if converted, voting as a single class, the Company shall not:

                           (i) authorize, create or issue (whether by contract
                  or otherwise) any class of equity security senior to or pari passu with the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and

                           (ii) repurchase, redeem or retire any shares of the
                  capital stock of the Company or any option or warrant exercisable therefor, except for repurchases under restricted stock agreements with employees previously approved by the Board.

                  (b) Taxes. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereof.

                  (c) Maintain Properties. The Company will keep its properties in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time will make all necessary and proper repairs, renewals, replacements, additions, and improvements thereto.

                  (d) Maintain Corporate Existence. The Company shall maintain in full force and effect its corporate existence, rights, and franchises and all material licenses and other material rights to use processes, licenses, trademarks, trade names, or copyrights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business.

                  (e) Insurance. The Company will maintain insurance of the types and in the amounts generally deemed adequate for its business.



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                  (f) Financial Information. The Company shall deliver to the
         Preferred Stockholders and the holders of Registrable Securities (defined in Section 2.1 below) as soon as practicable, (i) after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income, stockholders' equity and cash flows for such year, which year-end financial reports shall be prepared in accordance with generally accepted accounting principles and (ii) after the end of each of the first three fiscal quarters of each year, and in any event within 45 days after the end of each such fiscal quarter, unaudited quarterly financial statements, which quarterly statements shall be prepared in accordance with generally accepted accounting principles.

         1.3      Right of First Refusal.

                  (a) If any holder of Series B (a "Series B Holder"), Series C (a "Series C Holder"), Series D (a "Series D Holder") or Series M Preferred Stock (a "Series M Holder") or Warrantholder wishes to transfer any shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series M Preferred Stock or Warrants, or Common Stock issued upon conversion or exercise of such preferred stock or Warrants, or if Williams wishes to transfer any shares of Common Stock issued to him at any time, in any case except in a Permitted Transfer (defined in Section 1.3(m) below) (each such person is referred to herein as a "Selling Stockholder"), the Selling Stockholder shall do so only for cash, unsecured promissory notes, cash equivalents, or a combination of the foregoing, and shall first give written notice (the "Offer Notice") to the Company, identifying the securities proposed to be transferred (the "Offered Securities"), identifying the proposed transferee, and stating the price at which, and other material terms on which, the Selling Stockholder wishes to transfer the Offered Securities, including the date of the proposed transfer. This Section 1.3 shall not apply in the case of a Public Offering and shall not apply to any purchases pursuant to the Purchase Agreements. For purposes of this Section 1.3, Preferred Stockholder shall not include any holder of Series P Preferred Stock.

                  (b) Delivery of an Offer Notice by any Series B Holder, Series C Holder, Series D Holder, Warrantholder or Williams to the Company shall constitute an offer to transfer the Offered Securities, in whole but not in part, first to the Company, and then to the Preferred Stockholders and Warrantholders, pursuant to this Section 1.3, at the price and on the other material terms described in the Offer Notice. Delivery of an Offer Notice by any Series M Holder to the Company shall constitute an offer to transfer to the Offered Securities, in whole but not in part, to the Company pursuant to this Section 1.3 at the price and on the other material terms described in the Offer Notice. The offer described in any Offer Notice is referred to herein as the "Offer".



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                  (c) Within seven calendar days after it receives an Offer
         Notice from a Series B Holder, Series C Holder, Series D Holder, Warrantholder or Williams, the Company will deliver a copy of the Offer Notice to each Preferred Stockholder and each Warrantholder.

                  (d) The Company may elect, by written notice delivered to the Selling Stockholder not later than fourteen calendar days after the Company receives the Offer Notice from any Selling Stockholder, to accept the Offer with respect to all of the Offered Securities.

                  (e) If the Company does not elect to accept the Offer, then within seven calendar days after the expiration of the period specified in Section 1.3(d), the Company will notify each Preferred Stockholder and each Warrantholder of the Preferred Stockholder's and Warrantholder's rights under Section 1.3(g).

                  (f) If the Company does not accept an Offer made by a Series M Holder in its entirety, then, subject to the provisions of Section 1.3(l), the terms of the Purchase Agreement executed by the Series M Holder, if any, and any other agreements binding on the Series M Holder, the Series M Holder may transfer the Offered Securities to the transferee named in the Offer Notice, at any time within the period of ninety calendar days beginning on the date the Company received the Offer Notice. The provisions of this Section 1.3 shall again apply to any transfer of Offered Securities not transferred within such period.

                  (g) Upon receipt of a notice of their rights from the Company, as provided in Section 1.3(e) above, each of the Preferred Stockholders and each of the Warrantholders may elect to accept the Offer with respect to all or any portion of the Offered Securities, but at least the Preferred Stockholder's or Warrantholder's Proportion of the Offered Securities, by written notice delivered to the Company and the Selling Stockholder not later than twenty-one calendar days after the Preferred Stockholder or Warrantholder received the Offer Notice.

                  (h) If pursuant to Section 1.3(g) Preferred Stockholders and Warrantholders who accept the Offer made by the Series B Holder, Series C Holder, Series D Holder, Warrantholder or Williams ("Participants") elect, in the aggregate, to accept all of an Offer, then the Participants shall participate in the purchase of the Offered Securities in the following proportions:

                           (i) first, each Participant shall purchase the
                  Participant's Proportion of the Offered Securities; and

                           (ii) then, if there are any Offered Securities
                  remaining unpurchased, those Participants who elected to purchase more than their Proportion shall purchase the remaining Offered Securities in the relative proportions of the amounts by which each of them elected to purchase



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                  more than his, her or its Proportion, or in such other
                  proportions on which the Participants shall agree.

                  (i) If the Company elects to accept an Offer made by a Series M Holder in its entirety, then the Series M Holder shall transfer the Offered Securities to the Company and the Company shall acquire the Offered Securities from the Series M Holder, at the price and on the other material terms described in the Offer Notice. The consummation of the transfer shall take place at the Company's chief executive offices on the date specified for the proposed transfer in the Offer Notice (but not earlier than thirty-four calendar days after the Company shall have received the Offer Notice), or at such other location or date in which the participants in the transaction agree in writing.

                  (j) If the Company or Participants elect to accept an Offer made by a Series B Holder, Series C Holder, Series D Holder, Warrantholder or Williams in its entirety, then the Selling Stockholder shall transfer the Offered Securities to the Company or the Participants, as the case may be, and the Company or the Participants, as the case may be, shall acquire the Offered Securities from the Selling Shareholder, at the price and on the other material terms described in the Offer Notice. The consummation of the transfer shall take place at the Company's chief executive offices on the date specified for the proposed transfer in the Offer Notice (but not earlier than sixty-three calendar days after the Company shall have received the Offer Notice), or at such other location or date on which the participants in the transaction agree in writing.

                  (k) If neither the Company nor Participants accept an Offer made by a Series B Holder, Series C Holder, Series D Holder, Warrantholder or Williams in its entirety, then, subject to the provisions of Section 1.3(l), the terms of the Purchase Agreement executed by the Selling Stockholder, if any, and any other agreements binding on the Selling Stockholder, the Selling Stockholder may transfer the Offered Securities to the transferee named in the Offer Notice, at any time within the period of 120 calendar days beginning on the date the Company received the Offer Notice. The provisions of this
         Section 1.3 shall again apply to any transfer of Offered Securities not transferred within such period.

                  (l) A Selling Stockholder may not transfer the Offered Securities pursuant to Section 1.3(f) or Section 1.3(k) unless and until the transferee of the Offered Securities shall have executed this Agreement in counterpart or delivered a written acknowledgment to the Company that the securities to be received in the proposed transfer are subject to this Agreement, thereby agreeing to be bound hereby in all respects.

                  (m) A "Permitted Transfer" is a transfer of securities to a Permitted Transferee if, prior to or concurrently with the consummation of the transfer, the



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         Permitted Transferee agrees in writing to be bound by all of the terms and conditions of this Agreement. A "Permitted Transferee" means any of:

                           (i) the spouse or a lineal ancestor or descendant
                  (whether natural or adopted) of the transferor;

                           (ii) a trust all of the beneficiaries (primary and
                  contingent) of which are either the transferor or the spouse or a lineal ancestor or descendant (natural or adopted) of the transferor; or

                           (iii) a partner in a transferor which is a
                  partnership, a stockholder of a transferor which is a corporation or a member in a transferor which is a limited liability company, which person receives the transfer as part of a distribution among partners, stockholders or members, as the case may be, of the transferor.

         1.4 Tag-Along Rights. If a third-party ("Intended Transferee") presents a bona fide written offer to one or more Stockholders or Warrantholders (the "Intended Transferors") to purchase securities of the Company (the "Subject Securities") constituting fifty percent (50%) or more of the Company's Common Stock Equivalents, as defined below, which the Intended Transferors desire to accept, and, after receiving an Offer Notice with respect to such offer, the Company, the Preferred Stockholders and the Warrantholders have all failed to exercise their rights under Section 1.3 to purchase all of the Subject Securities, the Intended Transferors shall provide written notice of such failure to the Company, which immediately upon receipt will send written notice thereof to the Preferred Stockholders and the Warrantholders (the notice delivered to the Preferred Stockholders and the Warrantholders is referred to herein as the "Tag-Along Notice"). The Preferred Stockholders and the Warrantholders shall be entitled to participate in the transaction with the Intended Transferee, in the same capacity as the Intended Transferors, such that each of the Preferred Stockholders and each of the Warrantholders shall be entitled to transfer, on the terms and conditions and in the manner set forth in the Offer Notice covering the Intended Transferee's offer, that percentage of the Company's Common Stock Equivalents owned by him, her or it which is equal to the percentage of the Company's Common Stock Equivalents that the Subject Securities represent. The "Company's Common Stock Equivalents" means all shares of Common Stock and all shares of Common Stock into which or for which any securities of the Company may be converted, exchanged or exercised. To exercise his, her or its rights under this Section, a Preferred Stockholder or Warrantholder shall so notify the Intended Transferors, the Intended Transferee and the Board on or before the twentieth (20th) business day after the Tag-Along Notice is received by the Preferred Stockholders and the Warrantholders. For purposes of this Section 1.4, the terms "Stockholders" and "Preferred Stockholders" shall not include any holder of Series P Preferred Stock. This
Section 1.4 shall not apply to purchases pursuant to the Purchase Agreements.



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SECTION 2. REGISTRATION RIGHTS.

         The Company covenants and agrees as follows:

         2.l Definitions. For purposes of this Section 2:

                  (a) The terms "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                  (b) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series B, Series C, Series D, Series P or Series M Preferred Stock, (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series P Preferred Stock, Series M Preferred Stock or Common Stock, or (iii) any Common Stock acquired pursuant to Purchase Agreements or issuable upon exercise of any securities acquired pursuant to Purchase Agreements; provided, however, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as (1) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, and (2) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale;

                  (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                  (d) The term "Holder" means any person who is the record owner of Registrable Securities or shares of Series B, Series C, Series D, Series P or Series M Preferred Stock, or any assignee thereof in accordance with Section 2.12 hereof; and

                  (e) The term "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Act.

         2.2 Company Registration.

                  (a) Subject to Section 2.2(b) below, if (but without any obligation to do so) the Company proposes to register any of its stock or other securities under



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         the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Sections 2.4, 2.5, 2.6 and 2.7 below, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. Notwithstanding the foregoing, after the Company's initial public offering, the Company will not be required to give notice to the Holders of Registrable Securities if the underwriters managing the proposed offering have advised the Company in writing that in their judgment market conditions will not allow the inclusion of any secondary shares in such offering. If the managing underwriters and the Company subsequently determine to add any secondary shares in the offering, such notice shall be provided, and each Holder shall have the registration rights provided in this Section 2.

                  (b) The registration rights of the Holders pursuant to Section 2.2(a) above are subject to the demand registration rights of the Warrantholders, as more particularly described in the Registration Rights Agreement dated April 23, 1999, as amended October 28, 1999, by and between the Company and the Warrantholders. The Company shall notify the Holders of any such registration unless the underwriters managing the proposed offering have advised the Company in writing that the inclusion of Registrable Securities in such registration will reduce the amount of shares of Common Stock requested by the Warrantholders to be included in such registration. The Company shall be required to include the Registrable Securities in any such demand registration only to the extent that such inclusion will not reduce the amount of shares of Common Stock requested by the Warrantholders to be included in the registration. Thereafter, to the extent that the total amount of Registrable Securities requested by the Holders to be included in such offering exceeds the amount of securities that the underwriters determine may be included in the offering, the Registrable Securities will be apportioned among the Holders according to the total amount of securities owned by each Holder or in such other proportions as shall mutually be agreed to by such Holders.

         2.3 Demand Registration. Subject to the terms of this Agreement, if the Company shall receive from the Holders representing at least thirty percent (30%) of the Registrable Securities then outstanding, at any time after six (6) months after the effective date of the registration statement covering the Company's initial public offering, a written notice that they intend to offer or cause to be offered for public sale at least twenty-five percent (25%) of the Registrable Securities then outstanding (or any lesser percentage if the Registrable Securities to be included in the registration statement have an aggregate offering price to the public greater than $5,000,000), the Company will so notify all Holders. Upon written request of any Holder given within fifteen (15) days after the



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receipt by such Holder from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Securities as may be requested by any Holder (including the Holder giving the initial notice of intent to offer) to be registered under the Act as expeditiously as possible (a "Demand Registration"). The Company shall not be required to effect more than one (1) Demand Registration. If (i) in the good faith judgment of the Board, a Demand Registration would be materially detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company furnishes to each Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such registration statement to be filed in the near future, then the Company shall have the right to defer such filing for the period during which such Demand Registration would be materially detrimental, provided that the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request for a Demand Registration and more than once in any 12-month period.

         2.4 Obligations of the Company. Whenever required under Section 2.2 or
2.3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts and take all steps necessary to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days or until all of the securities registered thereunder are sold, whichever occurs sooner.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them.

                  (d) Furnish to the counsel of any Holder, a copy of the registration statement five (5) days prior to the filing of such registration statement.

                  (e) Use its best efforts to register and qualify the securities covered by such registration statement for listing on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") or such other similar exchange.

                  (f) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (h) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

         2.6 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 2.2 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the persons entitled to select the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling stockholders according to the total amount of securities owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder" and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

         2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

         2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by one law firm retained by them (or such additional law firms retained by a Holder or Holders if such Holder or Holders reasonably believe there exists a conflict of interest among them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, however, that, the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and in no event shall any indemnity under this subsection 2.8(b) exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this
         Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying patty under this
         Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                  (d) The obligations of the Company and Holders under this
         Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

         2.9 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety
         (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                  (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         2.10 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 for a public offering the aggregate offering price of which would exceed $1,000,000, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.10: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.10; (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations for the Holders pursuant to Section 2.2, 2.3 or this Section 2.10; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

         2.11 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to a total of three registrations, whether pursuant to Section 2.2, 2.3 or 2.10 or a combination thereof, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them (which the Company may request be the Company's counsel if such counsel is reasonably acceptable to such selling Holders), but excluding underwriting discounts and commissions and stock transfer taxes relating to Registrable Securities.

         2.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may only be assigned to a purchaser, assignee or transferee of the underlying Registrable Securities.

         2.13 "Market Stand-Off" Agreement. Each Holder hereby agrees that for a period of 180 days following the effective date of the first registration statement of the Company covering Common Stock filed on Form S-l under the Act and for any registration effected pursuant to Sections 2.2, 2.3 or 2.10 provided the Holders are given written notice of the offering at least fifteen (15) days prior to the Company's filing with the SEC of a registration statement relating thereto), it shall not, unless otherwise agreed by the Company and the managing underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common

Stock included in such registration; provided, however, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

         To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         2.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 2.2, 2.3 or 2.10 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

         2.15 Termination. The rights provided in this Section 2 shall terminate on the fifth anniversary of the closing of the Company's initial public offering pursuant an effective registration statement under the Act covering the offer and sale of Common Stock, where the aggregate offering price to the public is at least $20,000,000, and where the public offering price per share is not less than $8.00 per share (the "Public Offering").

         SECTION 3. VOTING AGREEMENT

                  (a) Voting Agreement Regarding Composition of Board. The Company and each of the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series P Preferred Stock agree that so long as the voting agreement set forth in this Section remains in effect, each of them shall take all action necessary from time to time (including, without limitation, the voting of securities of the Company, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Board, the waiving of notice and attendance at meetings ) to maintain the membership of the Board as follows:

                           (i) The Chief Executive Officer of the Company shall
                  serve as a director of the Company;

                           (ii) As long as Chase Capital Partners or its
                  designees continues to own at least 785,000 shares of capital stock of the Company, treating preferred stock as if fully converted to Common Stock, Chase Capital Partners or its designees shall have the right to designate one person to serve as a director of the Company;

                           (iii) As long as American Healthcare Fund II, L.P.
                  continues to own shares of the Company equal to at least 50% of the shares held by it on the date of this Agreement, treating preferred stock as if fully converted to Common Stock, it shall have the right to designate one person to serve as a director of the Company;

                           (iv) As long as either Matthew Mackowski
                  ("Mackowski") or Robert Shepler ("Shepler") continue to own shares of the Company equal to at least 50% of the shares held by Mackowski or Shepler on the date of this Agreement, treating preferred stock as if fully converted to Common Stock, Mackowski and Shepler shall each have the right to designate one person to serve as a director of the Company; and

                           (v) If PerkinElmer or its designee exercises its
                  option pursuant to the Investment Agreement and purchases additional shares from the Company to hold 19.9% of the Company's outstanding capital stock, on a fully diluted basis, and continues to hold such shares, PerkinElmer or its designee shall have the right, but not the obligation, to designate one person to serve as a director of the Company.

                           (vi) The remaining directors shall be designated by
                  the unanimous consent of the directors designated under clauses (i), (ii), (iii), (iv) and (v), if applicable, of this
                  Section 3(a).

                  (b) Removal of Directors. If the person or persons entitled to name a director pursuant to clause (ii), (iii), (iv) or (v) of Section 3(a). (the "Principals") give notice at any time to the Company that the individual then serving as a director of the Company at such Principals' designation is no longer their designee, then the Company shall take all action necessary to remove the director so designated. Any directors appointed in replacement of a director removed in accordance with this Section 3(b) will be appointed in accordance with
         Section 3(a).

                  (c) Election of Directors. If an individual serving at any time as a director of the Company dies, resigns or is removed as a director of the Company, then the Company and the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series P Preferred Stock shall take all action necessary to elect as a director of the Company any individual newly designated by the Principals in accordance with Section 3(a) with respect to the director who died, resigned or was removed.

                  (d) Voting Agreement. These Sections 3(a) through 3(d) are intended to be a voting agreement within the meaning of Section 218(c) of the Delaware Act.

                  (e) Number of Directors. The Company agrees to maintain a number of directors constituting the Board that is sufficient to give the effect to the provisions of this Section 3.

SECTION 4. STOCK CERTIFICATE LEGEND.

                  (a) Required Legend. Simultaneously with the execution of this Agreement, the Stockholders, other than holders of Series P Preferred Stock, shall surrender all certificates of Stock to the Company for endorsement with the following legend, which shall be conspicuously placed on such certificates:

                           "The sale, transfer, assignment, pledge,
                  hypothecation or other disposition of the shares represented by this certificate is restricted by the provisions of the Amended and Restated Stockholders Agreement, dated as of December __, 1999 (as it may be amended from time to time), to which the Company and the holder of this certificate, among others, are parties, a copy of which may be inspected at the Company's principal office. The provisions of such agreement are incorporated herein by reference."

         All certificates of stock issued to or acquired by any Stockholder after the date of this Agreement shall also bear the foregoing legend.

                  (b) Effect of Missing Legend. Section 4(a) above notwithstanding, the fact that such legend has not been placed on a certificate of stock held by any Stockholder shall not affect the rights of the parties to this Agreement in any way, and all certificates of stock on which such legend has not been placed shall be deemed to have had that legend placed on them for the purposes of this Agreement.

                  (c) Availability of Agreement. The Company shall maintain a copy of this Agreement at its principal place of business and shall make such copies available for review to any person who shall inquire about the Agreement.

SECTION 5. INVESTOR AGREEMENT.

         5.1 Acknowledgment of Investor Agreement. The Stockholders, other than PerkinElmer, hereby acknowledge and agree to be bound, as if signatories, by those certain tag-along rights granted to the selling stockholders of PBA Technology Limited ("PBA"), as set forth in Section 5 of the Purchase Agreement among the Company, PBA and certain shareholders of PBA dated December 24, 1997.

SECTION 6. MISCELLANEOUS.

         6.1 Waivers and Amendments. With the written consent of the holders of more than 66 2/3% of the shares of Series B Preferred Stock, Series C Preferred Stock, Series

D Preferred Stock, Series P Preferred Stock and Series M Preferred Stock and of the Warrants, together with any shares issued upon conversion of each respective class of preferred stock or upon exercise of the Warrants, each voting as a separate class on a fully converted or exercised basis, the obligations of the Company and the rights of the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series P Preferred Stock, Series M Preferred Stock, the Warrants and shares issued upon conversion of each respective class of preferred stock or upon exercise of the Warrants under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of the Board, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid percentage which is required to consent to any waiver or supplemental agreement, without the unanimous consent of the record or beneficial holders of all of the then outstanding Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series P Preferred Stock, Series M Preferred Stock, Warrants, on a fully converted or exercised basis, and shares issued upon the conversion or exercise of each. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company promptly shall give written notice thereof to the record holders of the then outstanding Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series P Preferred Stock, Series M Preferred Stock, Warrants and shares issued upon conversion or exercise of each. This Agreement or any provision hereof may not be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 6.1.

         6.2 Termination. Except with respect to the rights provided in Section 2, which terminate in accordance with Section 2.15, the rights and obligations in this Agreement shall terminate upon the consummation of a Public Offering.

         6.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware.

         6.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

         6.5 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         6.6 Notices, Etc. Any notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon the seventh day following mailing by registered air mail, postage prepaid, addressed (a) if to a Stockholder, Warrantholder or Williams, as indicated on Schedule 1 attached hereto, or at such other address as he or it shall have furnished to the Company, or (b) if to the Company, to Genomic Solutions Inc., 4355 Varsity Drive, Suite E, Ann Arbor, Michigan, 48108, and addressed to the attention of the corporate secretary, or at such other address as the Company shall have furnished to the Stockholders and Warrantholders, or
(c) if to any other holder of the preferred shares or of Common Stock issued upon conversion of the preferred shares at such address as such holder shall have furnished to the Company in writing, or, until such holder so furnishes an address to the Company, then to and at the address of the last holder of such preferred shares or shares of Common Stock issued upon conversion of the preferred shares, who so furnished an address to the Company. In addition, any notice delivered to an address outside the United States shall be duplicated by counterpart telex, internet e-mail or facsimile notice (if available).

         6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any securities issued or sold or to be issued or sold hereunder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         6.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         6.9 Titles and Subtitles. The titles and subtitles of this Agreement are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.11 Expenses. The Company and each Stockholder shall pay its or his own costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by themselves or by their respective representatives thereunto duly authorized as of the day and year first above written. The undersigned Stockholders execute this Agreement with respect to all shares of Company's capital stock currently owned and hereafter acquired.


                                        GENOMIC SOLUTIONS INC.

                                        By:  /s/ Jeffrey S. Williams
                                           -----------------------------------
                                                 Jeffrey S. Williams
                                        Its:     President and
                                                 Chief Executive Officer


                                        "Stockholder" or "Warrantholder"

                                        ------------------------------------
                                        Print Name: